UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2010

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 845-3200

2200 Faraday Avenue, Suite 100, Carlsbad, CA 92008

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 20, 2010, the Compensation Committee of our Board of Directors approved increases in the annual base salaries of Dana W. Kammersgard, our President and Chief Executive Officer, and Hanif I. Jamal, our Senior Vice President, Chief Financial Officer and Corporate Secretary, from $367,500 to $400,000 and from $270,000 to $310,000, respectively, effective as of January 1, 2010. In addition, the Compensation Committee approved one-time discretionary cash bonuses of $50,000 to each of Messrs. Kammersgard and Jamal in recognition of their contributions to the company during 2009.

Also on January 20, 2010, the Compensation Committee approved our 2010 Executive Compensation Plan, or the 2010 Plan, which sets forth incentive compensation for fiscal 2010 for our executive officers. Pursuant to the 2010 Plan, Messrs. Kammersgard and Jamal are eligible to receive cash bonuses in an amount to be calculated in accordance with the terms of the 2010 Plan, which establishes maximum target 2010 cash bonuses for Messrs. Kammersgard and Jamal equal to 40% and 32.5%, respectively, of their applicable base salaries, or $160,000 and $100,750, respectively. Payment of the 2010 target cash bonuses is proportionately dependent on the achievement of established financial goals and management business objectives, as follows:

Named Executive Officer	Financial Goals	Management Business Objectives
Dana W. Kammersgard	100%	0%
Hanif I. Jamal	80%	20%

The financial goals and management business objectives for 2010 were established by the Compensation Committee and were weighted based on importance. The financial goals relate to 2010 revenue, non-GAAP product margin, non-GAAP EBITDA and year-end cash position for our core business, strategic objectives and overall corporate performance. The management business objectives are focused on the executive’s respective area of responsibility and designed to support overall corporate goal achievement. Actual payouts of cash bonuses under the 2010 Plan will be based on our percentage achievement of the financial goals and management business objectives (weighted as discussed above) multiplied by the applicable maximum target bonus, such that 100% of the financial goals and management business objectives must be achieved in order for an executive officer to receive the full value of his maximum target cash bonus amount. Achievement of the financial goals shall be calculated in accordance with our methodologies for financial reporting purposes and the achievement of all financial goals and management business objectives shall be determined by our Compensation Committee following the completion of fiscal 2010.

The Compensation Committee also approved a 2010 “stretch” cash bonus plan for our management and executive officers, whereby an additional cash bonus pool of a maximum of $1,000,000 will be created if we achieve certain 2010 non-GAAP EBITDA goals that exceed those set forth in the 2010 Plan. This cash bonus pool, if any, will be distributed pro-rata, based on the target payouts under the 2010 Plan financial goals, amongst all participants in the 2010 “stretch” cash bonus plan, including Messrs. Kammersgard and Jamal, and will be in addition to any payouts under the 2010 Plan.

In addition, the Compensation Committee approved the following grants of performance-based restricted stock to our named executive officers.

Named Executive Officer	Restricted Stock
Dana W. Kammersgard	75,000
Hanif I. Jamal	58,333

Subject to the executive officer’s continued service to us at the time of vesting, the restricted stock will vest in proportion to our percentage achievement of the 2010 Plan financial goals, with 50% of any such vested amount vesting on each of the first and second anniversaries of the date of grant.

The Compensation Committee also approved the following annual stock option grants to our named executive officers.

Executive Officer	Annual Stock Options
Dana W. Kammersgard	150,000
Hanif I. Jamal	116,667

In accordance with our stock option grant policy, the options were granted effective as of the third business day following the first general public release of our 2009 annual and fourth quarter earnings and terminate seven years after the effective date of grant, or earlier in the event the executive officer’s service to us is terminated. The exercise price per share of the options will be the closing price of our common stock as reported on the Nasdaq Stock Market on the date of grant and, subject to the executive officer’s continued service to us, the options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years.

Finally, also on January 20, 2010, the Compensation Committee approved the provision of a relocation allowance to Mr. Jamal, not to exceed $150,000, to cover documented and reasonable moving expenses that are incurred in connection with his relocation from the Carlsbad, CA area to the Longmont, CO area. Consistent with company policy, we will not provide a tax gross-up allowance to assist in payment of federal and state income tax liabilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

	By:	/s/ HANIF I. JAMAL
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: January 26, 2010